Exhibit 2.6

São Paulo, February 12, 2009.

To

TIM Celular S/A

C/O:	Marco Chiarucci

Edson Martins Das Neves

Ref.: Proposal for Renewal of the Financing Credit Line through Res. 2770

Dear Sirs,

In response to your proposal request considering the financing by means of operation of remittance of external resources collected based on the Resolution 2770, we present below the general terms and conditions that govern our proposal.

TAKER	TIM Celular s/a
RENEWAL OF THE CREDIT LINE

The Credit Line proposed to be reviewed is of JPY 18.164.198.682,70 (Principal) and US$ 40,000,000.00 (Principal) to be converted by PTAX disclosed by Banco Central do Brasil for the business day prior to the maturity date of each operation, through the transaction "PTAX 800" - sale- option 5 – quotations for accounting, by means of Loan Operations based on Resolution 2770 (formerly 63) using underlying in Yen and USD, formalized by signature of Amendment to Contract of Openness of Credit line with Remittance of External Resources.

PROPOSED ALTERNATIVES

a)    Term: 180 days from the due date of each original operation;
(List of Operations attached)
b)    Payment of Principal and Interests: at the End
c)    interests Rate: 131.00% CDI annually (basis 252 days);
d)    Underlying: Yen and USD.

All payments executed by the Taker shall be done in local currency.

Rua Hungria, 1.400 - Jardim Europa - São Paulo - CEP: 01455-000

further conditions for the proposal	☐
It will be the responsibility of the Taker and according to the law, all taxes currently in force or that may be due in the future, whether they are federal, state, or municipal, directly related with the transaction as long as the Taker, according to the applicable laws, is defined as tax payer.

☐
If until the date of the eligible release of the resources to the Taker occur any legal or normative modification that might, directly or indirectly, modify any of the conditions set forth herein, such modification shall incorporate the present proposal, regardless of any formal act.

☐
For the ascertainment of the values in national currency equivalent to the values in YEN and USD, it shall be used the sale rates of YEN and USD disclosed by Banco do Brasil for the business day prior to the date of refund or payment of the obligations by the Taker, through the transaction “PTAX 800” – sales option 5 – quotations for accounting.

☐
The payment dates of the Principal and Charges shall be always adjusted for the following business day if the application of the constant term of the chosen alternative results in maturity term on non-business day in the cities of São Paulo and Rio de Janeiro.

☐
The BANK shall have the right to consider this Contract expired beforehand and require the Taker, regardless of notification, the full payment in one installment of the whole currently unpaid balance, including in law, if it occurs the transfers to third-parties of rights and obligations of the Taker and set out herein and other current documents without the written accordance of the BANK excepting the transfer to other companies of the TIM Brasil group, upon notification.

This proposal is valid until February 13, 2009 and the apposition of its “In accordance” indicates the acceptance of its terms. The hiring of the operations is subject to approval of the TIM Board and, if they are not approved, there shall be no additional cost to the company.

Without anything more to add, we subscribe ourselves.

Yours respectfully,

BANCO SANTANDER S.A.

In accordance:

TiM Celular S/A

Rua Hungria, 1.400 - Jardim Europa - São Paulo - CEP: 01455-000

ANNEX I

Client Name	BOOK	Product	Modality	Foreign Currency	FC Value	Date
						Beginning	Maturity
TIM CELULAR SA	Banco Santander	Resolution 2770	ME	JPY	9.231.905.465,29	3/5/2008	3/2/2009
TIM CELULAR SA	Banco Santander	Resolution 2770	ME	JPY	5.954.862.144,94	3/14/2008	3/13/2009
TIM CELULAR SA	Banco Santander	Resolution 2770	ME	JPY	2.977.431.072,47	3/14/2008	3/13/2009
					18.164.198.682,70

Client Name	BOOK	Product	Modality	Foreign Currency	FC Value	Date
						Beginning	Maturity
TIM CELULAR SA	Banco Real	Resolution 2770	ME	USD	40.000.000,00	3/14/2008	3/9/2009

Rua Hungria, 1.400 - Jardim Europa - São Paulo - CEP: 01455-000